Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Mosaic Company:

We consent to the incorporation by reference in the registration statements (Nos. 333-142268, 333-120503, 333-120501, and 333-120878) on Form S-8 of The Mosaic Company of our reports dated July 28, 2008 with respect to the consolidated balance sheets of The Mosaic Company as of May 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended May 31, 2008, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of May 31, 2008, which reports are incorporated by reference in the May 31, 2008 annual report on Form 10-K of The Mosaic Company.

Our report dated July 28, 2008, refers to the Company’s adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes an Interpretation of FASB Statement No. 109, on June 1, 2007, Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, on June 1, 2006 and the recognition provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, on May 31, 2007.

/s/    KPMG LLP

Minneapolis, Minnesota

July 28, 2008